Exhibit 10.1

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and General Release (“Agreement”) is entered into as of October 6, 2020 between Veritone, Inc., a Delaware corporation (together with its subsidiaries, collectively, the “Company”), and Peter F. Collins (“Executive”).

RECITALS

WHEREAS, Executive has been employed as Executive Vice President, Chief Financial Officer and Treasurer of the Company.

WHEREAS, the Company and Executive mutually agree to terminate Executive’s employment with the Company upon the following terms.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, receipt of which is hereby acknowledged, the parties hereby agree as follows:

1.Separation Date.  Provided that Employee’s employment is not terminated earlier for cause, Executive’s employment with the Company shall terminate effective 5:00 pm PST on November 13, 2020 (the “Separation Date”). Effective October 8, 2020, Executive shall transition from Executive’s current positions to an advisory role, and shall perform necessary job duties, and assist with the transition of his duties, during the period commencing on such date and continuing through the Separation Date.

2.Effective Date.  The Effective Date shall be as defined in Section 10 (Revocation and Effective Date) herein.

3.Separation Payments.  Provided that Executive’s employment has not been terminated for cause prior to the Separation Date, the Company shall pay to Executive the following, less applicable taxes and withholdings:

A.On the Separation Date, all unpaid base salary, together with any accrued but unused vacation pay, for the period from the last regular pay date through the Separation Date.  In addition, in the event that the Company’s Compensation Committee determines that annual bonuses are earned under your annual bonus plan for 2020, the Company shall pay to Executive a prorated bonus payout based on the proportion of the year (10.5/12, or 87.5%) in which Executive was employed by the Company.  In addition, the Company shall refund to Executive all contributions made by Executive to the Company’s Employee Stock Purchase Plan for the current purchase interval.  Executive acknowledges and agrees that upon receipt of the foregoing payments, the Company has paid to Executive all salary, bonuses, benefits, accrued vacation pay, or other consideration owed to Executive at any time and for any reason through the Separation Date.  Executive further represents and agrees that no further sums are or were due and owing Executive either by the Company, or by any individual or entity related to the Company in any way, except as provided in this Agreement.

B.Subject to Section 4 (Release of Claims) and Section 9 below (Consideration Period), and provided that Executive signs and returns to the Company a second Release in the form attached hereto as Exhibit A (the “Release”) on or within five business days after the Separation Date, and does not revoke such Release within the time period set forth therein, as consideration for this Agreement and such Release, (1) Company shall pay Executive the total amount of $62,500, which amount is equivalent to three (3) months of Executive’s gross base salary (hereinafter, the “Severance Amount”), which amount shall be paid through salary continuation in accordance with the Company’s normal payroll practices, commencing with the first payroll date following the Release Effective Date (as defined in the Release), (2) on the Release Effective Date, the vesting of the 72,633 restricted stock units granted to Executive on April 29, 2020 shall be accelerated such that such awards are vested in full, and (3) the Company will pay the premiums for Executive’s continued health insurance coverage through COBRA for a period of three (3) months following the termination of Executive’s health insurance benefits effective November 30, 2020.

C.Except as provided in Section 3.B above, Executive’s equity awards shall remain in effect in accordance with the terms of the applicable plans and award agreements - Executive’s vested time-based stock options shall remain exercisable for a period of three (3) months following the Separation Date, and Executive’s performance-based stock options shall remain eligible for vesting in the event the applicable vesting triggers are achieved within nine (9) months following the Separation Date.

4.Release of Claims. In consideration of this Agreement, including without limitation, the Severance Amount, Executive, on behalf of Executive and Executive’s representatives, heirs, successors, and assigns, does hereby unconditionally and completely release and forever discharge the Company, its parent, subsidiaries, predecessors and affiliated companies, partnerships, limited liability companies, divisions and joint ventures, and each of their current and former shareholders, officers, directors, partners, managers, members, agents, consultants, employees, insurers, attorneys, successors, and assigns (the "Released Parties") from and covenants not to sue upon, any and all claims, rights, demands, actions, obligations, liabilities, and causes of action of every kind and character, known or unknown, mature or un-matured, which Executive may now have, or has ever had against the Released Parties from any act or omission, or condition occurring on or prior to the date of Executive’s execution of this Agreement, whether based on tort, contract (express or implied), or any federal, state, or local law, statute, or regulation, including but not limited to all claims arising from Executive's employment with the Company or the termination of Executive’s employment (collectively, the "Released Claims"). By way of example and not of limitation of the foregoing, the Released Claims shall include any claims that may arise under Title VII of the Civil Rights Act of 1964, the California Fair Employment and Housing Act, the Age Discrimination in Employment Act of 1967 (“ADEA”), the Executive Retirement Income Security Act of 1974 (“ERISA”), the Older Workers Benefit Protection Act (“OWBPA”), the Family Medical Leave Act (“FMLA”), the California Family Rights Act (“CFRA”), the Labor Relations Management Act (“LMRA”), the Worker Adjustment and Retraining Notification Act (“WARN”) and the Americans with Disabilities Act of 1990 (“ADA”), and all similar state and local laws, as well as any claims asserting wrongful termination in violation of public policy, constructive discharge, breach of contract, breach of the covenant of good faith and fair dealing, negligent or intentional infliction of emotional distress, negligent or intentional misrepresentation, negligent or intentional interference with contract or prospective economic advantage, negligence, defamation, employment benefits; claims for equity, stock, profit-sharing, bonuses, or incentive compensation; overtime, meal breaks, rest breaks, commissions, vacation, paid time off, paid sick leave, misclassification, and/or wage and hour matters, including matters arising the California Labor Code and Industrial Welfare Commission Wage Orders, and any claims for attorneys' fees. The parties intend for the releases set forth in this

Agreement to be enforced to the fullest extent permitted by law. Executive understands that Executive is not waiving any right or claim that cannot be waived as a matter of law, such as workers' compensation or unemployment insurance benefits. Executive has not initiated, and shall not initiate, against any of the Released Parties any claim, action, or proceeding pertaining in any manner to the Released Claims. Executive understands that this paragraph does not prevent Executive from filing a charge with, communicating with, or participating in an investigation by a governmental administrative agency; provided, however, that Executive hereby waives any right to receive any monetary award resulting from such a charge or investigation.

5.ADEA Release.  Executive acknowledges that upon execution of this Agreement and the expiration of the Revocation Period (as hereafter defined) Executive is waiving and releasing any rights and/or claims for age discrimination under the Age Discrimination in Employment Act of 1967 in exchange for the Severance Amount set forth in Section 3.B. of this Agreement.  Pursuant to the Older Workers’ Benefits Protection Act, Executive is advised of, and acknowledges, the following: (1) this Agreement is written in a manner that you understand; (2) you are receiving valid consideration for this Agreement in addition to anything of value to which you are already entitled; (3) this Agreement does not waive rights or claims that may arise after it is executed; (4) by signing this Agreement, you are waiving rights under the Age Discrimination in Employment Act; (5) you should consult with an attorney before signing this Agreement; and (6) you have been provided the time periods to consider and revoke this Agreement set forth in Sections 9 and 10, below.

6.Section 1542 Waiver.  It is understood and agreed that this is a full and final release by Executive covering all known, unknown, anticipated, and unanticipated injuries, debts, claims, or damages. Executive, on behalf of Executive and Executive’s representatives, heirs, successors, and assigns, hereby waives any and all rights or claims which Executive may now have, or in the future may have, under the terms of Section 1542 of the California Civil Code, which provides as follows:

"A general release does not extend to claims which the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or release party."

In connection with such waiver and relinquishment, Executive hereby acknowledges that Executive may hereafter discover claims or facts in addition to, or different from, those which Executive now knows or believes to exist, but that Executive expressly agrees to fully, finally and forever settle and release any and all claims, known or unknown, suspected or unsuspected, which exist or may exist on Executive’s behalf against the Released Parties at the time of execution of this Release, including, but not limited to, any and all claims relating to or arising from Executive’s employment with the Company or the cessation of that employment.

7.Knowing Release.  Executive acknowledges that Executive fully understands the terms and provisions of this Agreement and voluntarily accepts the above terms and provisions. Executive declares that prior to the execution of this Agreement, Executive apprised himself or herself of sufficient relevant information and had a sufficient opportunity to consult with Executive’s attorney in order that Executive might intelligently exercise his or her own judgment in deciding whether to execute this Agreement. Upon consideration, Executive acknowledges that the waivers and releases herein are knowing and voluntary.

8.Advice of Independent Legal Counsel. The Company hereby advises Executive to consult with independent legal counsel prior to signing this Agreement. Executive acknowledges that Executive has had an adequate opportunity to do so.

9.Consideration Period. Executive has twenty-one (21) days from the date this Agreement is first presented to Executive to consider this Agreement before signing it. Executive may use as much or as little of such twenty-one (21) day period as Executive wishes before signing. If Executive does not sign, date and return this Agreement within such twenty-one (21) day period, Executive acknowledges that Executive will not be eligible to receive the Severance Amount described in Section 3.B. of this Agreement. Executive agrees that any non-material changes the Company may agree to make to this Agreement after first presenting it to Executive for Executive’s consideration will not restart the running of such twenty-one (21) day period.

10.Revocation and Effective Date. Executive has seven (7) days after the date Executive signs this Agreement to revoke it (the “Revocation Period”). To revoke this Agreement after signing it and returning it to the Company, Executive must provide a written notice of revocation to the Company’s General Counsel before such seven (7) day period expires. This Agreement shall not become effective until the eighth (8th) day after the last date entered below (the “Effective Date”). If Executive revokes this Agreement, this Agreement shall not become effective or enforceable, and Executive will not receive the Severance Amount, or any other benefits provided for in this Agreement.

11.Trade Secrets and Confidential Information. Executive acknowledges and agrees that pursuant to the Executive Nondisclosure and Proprietary Information and Inventions Agreement (or similar confidentiality and/or inventions assignment agreement) executed between the Company and Executive, Executive has a continuing obligation to keep confidential and not to disclose or use, either directly or indirectly, for Executive or any other person or entity, any proprietary information of the Company, or client or customer information, or confidential information of the Company obtained by Executive during Executive’s employment with the Company.  Executive acknowledges that all trade secrets and confidential information of the Company are and remain the exclusive property of the Company.

12.Non-Solicitation of Employees.  For a period of two (2) years beginning on the Effective Date, Executive will not, directly or indirectly, encourage, solicit, attempt to hire or otherwise attempt to persuade any employee or consultant of the Company (or any of its subsidiaries and affiliates) with which Executive worked with, or otherwise became aware of during Executive’s employment with the Company, to leave such employment or consulting position.

13.Non-Disparagement.  Executive agrees that Executive will not make or cause to be made any statements that disparage, are inimical to, or damage the reputation of the Company or any of the Released Parties. For the purposes of this Section, “disparage” shall mean any negative statement, whether written or oral, concerning the Company, any of the Released Parties, or the Company’s products or services.  This Agreement, however, does not affect Executive’s right to testify regarding criminal conduct or sexual harassment when legally required to do so.  In addition, it does not prevent Executive from disclosing information about sexual assault, sexual harassment, workplace harassment or discrimination based on sex or failure to prevent such conduct, or retaliation for reporting harassment or discrimination based on sex.  The Company will instruct its current officers and directors to refrain from making any statements that disparage, are inimical to, or damage the reputation of the Executive.

14.Return of Company Property.  Executive shall return all Company property and materials to the Company by no later than the Separation Date.  Such property includes, but is not limited to, business documents, confidential information, electronic media, printouts, brochures, product information, personnel records, and any other document or electronic media relating to Employer and its business, and all copies of same.

15.Successors and Assigns.  This Agreement is personal in its nature and the Executive shall not assign or transfer Executive’s rights under this Agreement.  The provisions of this Agreement shall inure to the benefit of, and shall be binding on, each successor of the Company whether by merger, consolidation, transfer of all or substantially all assets, or otherwise, and the heirs and legal representatives of Executive.

16.Notices.  All notices and other communications pursuant to this Agreement shall be in writing and deemed to be sufficient if contained in a written instrument and shall be deemed given if delivered personally, via facsimile, via email, sent by nationally-recognized overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, addressed to the party at the address set forth on the signature page to this Agreement, or at such other address for such party as shall be specified by like notice.  All such notices and other communications shall be deemed to have been received (i) in the case of personal delivery, on the date of such delivery, (ii) in the case of facsimile or email, when the party receiving such copy or email shall have confirmed receipt of the communication, (iii) in the case of delivery by nationally-recognized overnight courier, on the business day following dispatch, and (iv) in the case of mailing, on the third business day following such mailing.

17.Governing Documents.  This Agreement, together with the Executive Nondisclosure and Proprietary Information and Inventions Agreement (or similar confidentiality and/or inventions assignment agreement) and the equity award agreements between the Company and Executive, which will continue in effect in accordance with their terms, constitute the entire agreement and understanding of the Company and Executive with respect to the terms and conditions of Executive's separation from the Company and the payment of severance benefits, and supersede all prior and contemporaneous written or verbal agreements and understandings between Executive and the Company relating to its subject matter. This Agreement may only be amended by written instrument signed by Executive and an authorized officer of the Company. Except as expressly provided herein, any and all prior agreements, understandings or representations relating to the Executive's employment with the Company are terminated and cancelled in their entirety and are of no further force or effect.  This Agreement in all respects has been voluntarily and knowingly executed by the parties hereto, and Executive is voluntarily entering into this Agreement.

18.Governing Law; Severability.  The provisions of this Agreement will be interpreted and governed under the laws of the State of California, without regard to its conflicts of laws principles. If any provision of this Agreement as applied to any party or to any circumstance should be adjudged by a court of competent jurisdiction to be void or unenforceable for any reason, the invalidity of that provision shall in no way affect (to the maximum extent permissible by law) the application of such provision under circumstances different from those adjudicated by the court, the application of any other provision of this Agreement, or the enforceability or invalidity of this Agreement as a whole. Should any provision of this Agreement become or be deemed invalid, illegal or unenforceable in any jurisdiction by reason of the scope, extent or duration of its coverage, then such provision shall be deemed amended to the extent necessary to conform to applicable law so as to be valid and enforceable or, if such provision cannot be so amended without materially altering the intention of the parties, then such provision will be stricken and the remainder of this Agreement shall continue in full force and effect.

19.Arbitration. Executive and the Company mutually agree that any controversy or claim arising out of or relating to this Agreement, the Release or the employment relationship between Executive and the Company, including any dispute regarding the scope or enforceability of this arbitration provision, shall be settled by individual arbitration administered by Judicial Arbitration and Mediation Services (JAMS) in accordance with the JAMS Employment Arbitration Rules and Procedures in effect as of the date of this Agreement (“JAMS Rules”), to the extent the JAMS Rules are consistent with the terms of this provision. Judgment on the award may be entered in any court having jurisdiction thereof.  The parties also mutually agree that, except as otherwise required by enforceable law, arbitration shall be the sole and exclusive forum for resolving such disputes (including any dispute with the Company, any related parties, and any of their respective employees, officers, owners or agents, who shall be third-party beneficiaries of this provision), and both parties agree that they are hereby waiving any right to have their disputes resolved in civil litigation by a court or jury trial, including but not limited to any disputes arising under statutes such as Title VII of the Civil Rights Act, the Age Discrimination in Employment Act, or the California Fair Employment and Housing Act.  The arbitrator’s decisions on such matters shall be final and binding on the parties to the fullest extent permitted by law.  The JAMS Rules are incorporated herein by reference, to the extent they are consistent with the terms of this provision, and may be found at available at https://www.jamsadr.com/rules-employment-arbitration/.  The place of arbitration shall be Orange County, California.  Any arbitration hereunder shall be conducted only on an individual basis and not in a class, consolidated, or representative action.  The Company shall pay the administrative costs and fees directly related to the arbitration, including the fees of the arbitrator, and each party shall otherwise bear its own respective attorneys’ fees and costs, including the costs of any depositions or for expert witnesses, except that the arbitrator shall award the costs and expenses of the arbitration, including reasonable attorneys’ fees, to the prevailing party in such arbitration (if any) as determined by the arbitrator in his or her discretion.  Neither a party nor the arbitrator may disclose the existence, content, or results of any arbitration hereunder without the prior written consent of both parties, unless otherwise provided by law.  The parties’ agreement to arbitrate does not apply to claims that, pursuant to applicable law, cannot be subject to mandatory arbitration, such as claims relating to workers’ compensation or unemployment insurance benefits; provided that, in the event of a dispute regarding whether, or the extent to which, any dispute is subject to arbitration, the parties agree that no underlying dispute or any facts regarding such dispute shall be submitted to a court until and unless a declaratory judgment is issued by the duly appointed arbitrator that allows a dispute to proceed in court based on a claim by a party that this arbitration provision is unenforceable as a matter of law as to an asserted claim.  Moreover, nothing in this Agreement prevents Executive from filing or prosecuting a charge with any government agency (such as the Equal Employment Opportunity Commission) over which such agency has jurisdiction, or from participating in an investigation or proceeding conducted by any such agency.  Any matter required to be arbitrated under this Agreement shall be submitted to mediation in a manner agreed to by

Executive and the Company.  Executive and the Company agree to use mediation to attempt to resolve any such matter prior to filing for arbitration under this Agreement.  Executive and the Company will select a mediator agreeable to both parties.  The costs of the mediation and fees of the mediator will be borne entirely by the Company.  The parties will cooperate with the mediator on mediation arrangements, including time and place for mediation, who will attend or participate, and what information will be exchanged.

20.Remedies.  All rights and remedies provided pursuant to this Agreement or by law shall be cumulative, and no such right or remedy shall be exclusive of any other. A party may pursue any one or more rights or remedies hereunder, or may seek damages or specific performance in the event of another party's breach hereunder, or may pursue any other remedy by law or equity, whether or not stated in this Agreement.

21.No Waiver.  The waiver by either party of a breach of any provision of this Agreement shall not operate as, or be construed as, a waiver of any later breach of that provision.

22.Attorneys' Fees. If any party to this Agreement should bring any action, suit or other proceedings against the other party hereto, or against its related individuals or entities, the losing party in such action, suit or other proceeding shall pay to the prevailing party all of the prevailing party's reasonable attorneys' fees and costs incurred in each and every such action, suit, or other proceeding, including any and all appeals or petitions.

23.No Admission.  Nothing contained in this Agreement will constitute or be treated as an admission by Executive or the Company of liability, any wrongdoing or any violation of law.

24.Confidentiality of Agreement.  Executive agrees not to disclose to others the existence or terms of this Agreement, except that Executive may disclose such information to Executive’s spouse, attorney or tax adviser if such individuals agree that they will not disclose to others the existence or terms of this Agreement.

25.Protected Communications.  Nothing in this Agreement shall prohibit Executive from reporting conduct to, providing information to, or participating in any investigation or proceeding conducted by any federal or state government agency or self-regulatory organization.

26.Counterparts.  This Agreement may be executed in more than one counterparts, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument.

27.Acknowledgment of Full Understanding.  EXECUTIVE ACKNOWLEDGES AND AGREES THAT EXECUTIVE HAS FULLY READ, UNDERSTANDS, AND VOLUNTARILY ENTERS INTO THIS AGREEMENT.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the last date indicated below.

COMPANY: VERITONE, INC. By: /s/ Julie Harding Julie Harding VP, People Operations Address:575 Anton Boulevard, Suite 100 Costa Mesa, CA 92626 Fax: (949) 397-2197 DATE: ______________________________	EXECUTIVE: By:/s/ Peter F. Collins Peter F. Collins Address: DATE: ______________________________

EXHIBIT A

General Release

1.          Release of Claims. In consideration of the agreement of Veritone Inc. (the “Company”) to make the Severance Payment as described in the Separation Agreement and Release dated October 6, 2020 (the “Agreement”), Executive, on behalf of Executive and Executive’s representatives, heirs, successors, and assigns, does hereby unconditionally and completely release and forever discharge the Company, its parent, subsidiaries, predecessors and affiliated companies, partnerships, limited liability companies, divisions and joint ventures, and each of their current and former shareholders, officers, directors, partners, managers, members, agents, consultants, employees, insurers, attorneys, successors, and assigns (the "Released Parties") from and covenants not to sue upon, any and all claims, rights, demands, actions, obligations, liabilities, and causes of action of every kind and character, known or unknown, mature or un-matured, which Executive may now have, or has ever had against the Released Parties from any act or omission, or condition occurring on or prior to the date of Executive’s execution of this Release, whether based on tort, contract (express or implied), or any federal, state, or local law, statute, or regulation, including but not limited to all claims arising from Executive's employment with the Company or the termination of Executive’s employment (collectively, the "Released Claims"). By way of example and not of limitation of the foregoing, the Released Claims shall include any claims that may arise under Title VII of the Civil Rights Act of 1964, the California Fair Employment and Housing Act, the Age Discrimination in Employment Act of 1967 (“ADEA”), the Executive Retirement Income Security Act of 1974 (“ERISA”), the Older Workers Benefit Protection Act (“OWBPA”), the Family Medical Leave Act (“FMLA”), the California Family Rights Act (“CFRA”), the Labor Relations Management Act (“LMRA”), the Worker Adjustment and Retraining Notification Act (“WARN”) and the Americans with Disabilities Act of 1990 (“ADA”), and all similar state and local laws, as well as any claims asserting wrongful termination in violation of public policy, constructive discharge, breach of contract, breach of the covenant of good faith and fair dealing, negligent or intentional infliction of emotional distress, negligent or intentional misrepresentation, negligent or intentional interference with contract or prospective economic advantage, negligence, defamation, employment benefits; claims for equity, stock, profit-sharing, bonuses, or incentive compensation; overtime, meal breaks, rest breaks, commissions, vacation, paid time off, paid sick leave, misclassification, and/or wage and hour matters, including matters arising the California Labor Code and Industrial Welfare Commission Wage Orders, and any claims for attorneys' fees. The parties intend for the releases set forth herein to be enforced to the fullest extent permitted by law. Executive understands that Executive is not waiving any right or claim that cannot be waived as a matter of law, such as workers' compensation or unemployment insurance benefits. Executive has not initiated, and shall not initiate, against any of the Released Parties any claim, action, or proceeding pertaining in any manner to the Released Claims. Executive understands that this paragraph does not prevent Executive from filing a charge with, communicating with, or participating in an investigation by a governmental administrative agency; provided, however, that Executive hereby waives any right to receive any monetary award resulting from such a charge or investigation.

2.          Section 1542 Waiver.  Executive further understands and agrees that as a condition of this General Release (“Release”), Executive hereby expressly waives and relinquishes any and all claims, rights or benefits that Executive may have under California Civil Code Section 1542, which provides as follows:

“A general release does not extend to claims which the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or releasing party.”

In connection with such waiver and relinquishment, Executive hereby acknowledges that Executive may hereafter discover claims or facts in addition to, or different from, those which Executive now knows or believes to exist, but that Executive expressly agrees to fully, finally and forever settle and release any and all claims, known or unknown, suspected or unsuspected, which exist or may exist on Executive’s behalf against the Released Parties at the time of execution of this Release, including, but not limited to, any and all claims relating to or arising from Executive’s employment with the Company or the cessation of that employment.

3.          Payment of Final Wages. Executive represents and acknowledges that on the Separation Date, Executive was paid for all salary earned through Executive’s last day worked, including all accrued but unused vacation pay, and that such payment was not conditioned on Executive signing this Release.

4.          Binding Agreement. Executive acknowledges and agrees that that this Release and the obligation for the Company to pay the Severance Payment shall become effective and enforceable on the date the Company receives this signed and dated Release back from the Executive.

5.          Older Workers’ Benefit Protection Act Disclosure. Executive is advised of, and acknowledges, the following: (1) this Release is written in a manner that you understand; (2) you are receiving valid consideration for this Release in addition to anything of value to which you are already entitled; (3) this Release does not waive rights or claims that may arise after it is executed; (4) by signing this Release, you are waiving rights under the Age Discrimination in Employment Act; (5) you should consult with an attorney before signing this Release; (6) you have twenty-one (21) days to consider this Release before signing it, but may sign it earlier if you so choose; and (7) you may revoke this Release at any time up to seven (7) days after you sign it.  To revoke this Release, you must deliver a written notice of revocation to the Company. This Release shall not become effective until the eighth (8th) day after the date this Release is executed by Executive (the “Release Effective Date”).

6.     Voluntary Assent. Executive understands and agrees that Executive may be waiving significant legal rights by signing this Release. Executive has previously been advised to consult with an attorney of Executive’s choice (and at Executive’s own cost) prior to signing the Agreement and this Release. Executive represents and agrees that Executive has entered into this Release voluntarily, with a full understanding of and in agreement with all of its terms.

7.Acknowledgment of Full Understanding.  EXECUTIVE ACKNOWLEDGES AND AGREES THAT EXECUTIVE HAS FULLY READ, UNDERSTANDS, AND VOLUNTARILY ENTERS INTO THIS AGREEMENT.

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EXECUTIVE: By: ________________________________ Peter F. Collins DATE: ______________________________